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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)*


                                  iBasis, Inc.
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                                (Name of Issuer)


                         Common Stock, $0.001 Par Value
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                         (Title of Class of Securities)


                                    450732102
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                                 (CUSIP Number)


                                  June 18, 2004
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             (Date of Event which Requires Filing of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:
                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)

                                   Page 1 of 5

--------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13G

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CUSIP NO. 450732102                                                 Page 2 of 5
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1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     --------------------------------------------------------------------------
     Karen Singer
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2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                  (b) [ ]
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3    SEC USE ONLY

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4    CITIZENSHIP OR PLACE OF ORGANIZATION

     United States
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                5    SOLE VOTING POWER
  NUMBER OF
   SHARES            4,904,605
BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY      6    SHARED VOTING POWER
    EACH
  REPORTING          0
   PERSON       ---------------------------------------------------------------
    WITH        7    SOLE DISPOSITIVE POWER

                     4,904,605
                ---------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     0
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9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,904,605
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10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES   [ ]
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11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.76%
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12   TYPE OF REPORTING PERSON

     IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


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                                                                    Page 3 of 5

Item 1(a).   Name of Issuer:                     iBasis, Inc.

Item 1(b).   Address of Issuers's                20 Second Avenue
             Principal Executive Offices:        Burlington, MA 01803

Item 2(a).   Name of Person Filing:              Karen Singer

Item 2(b).   Address of Principal                Karen Singer
             Business Office or,                 113 Jackson Drive
             if None, Residence:                 Cresskill, NJ 07626

Item 2(c).   Citizenship:                        United States

Item 2(d).   Title of Class of Securities:       Common Stock, $0.001 par value

Item 2(e).   CUSIP Number:                       450732102

Item 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR 13d-2(b) or
         (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable, this statement is filed pursuant to Rule 13d-1(c).


Item 4. OWNERSHIP: The reporting person has sole dispositive and voting power with respect to 4,904,605 of the reported securities as the trustee of the Singer Children's Management Trust which owns all of the reported securities.

         (a)   4,904,605

         (b)   9.76%

         (c)   (i)   sole voting power:           4,904,605
               (ii)  shared voting power:         0

               (iii) sole dispositive power:      4,904,605

               (iv)  shared dispositive power:    0

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable.


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                                                                    Page 4 of 5

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable.


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                                                                    Page 5 of 5

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: June 28, 2004
                                                   /s/ Karen Singer
                                                 -----------------------
                                                       Karen Singer